                                                                    Exhibit 23.2



                              ACCOUNTANTS' CONSENT



The Board of Directors
Waddell & Reed Financial, Inc.:

     We consent to incorporation by reference in this registration statement on Form S-8 of Waddell & Reed Financial, Inc. of our report, dated February 11, 2000, relating to the consolidated balance sheets of Waddell & Reed Financial, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations and cash flows and the related schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Waddell & Reed Financial, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

                                                  /s/ KPMG LLP

     Kansas City, Missouri
     August 25, 2000